Exhibit 99.1

MEDIA CONTACT	Matthew S. Kohnke

TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	May 2, 2016

FreightCar America, Inc. Reports First Quarter 2016 Results

Highlights

•	Revenue of $148.6 million on deliveries of 1,609 units

•	Net income of $12.7 million, or $1.03 per diluted share

•	First quarter net income included after-tax gain on settlement of retiree benefits litigation of $9.2 million, or $0.75 per diluted share

•	Diversified backlog totaling 7,735 railcars valued at $759 million

Chicago, IL, May 2, 2016 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the first quarter ended March 31, 2016, with net income of $12.7 million, or $1.03 per diluted share, compared to a net loss of $2.1 million, or $(0.17) per diluted share, in the same period last year. First quarter results in 2016 included an after-tax gain of $9.2 million, or $0.75 per diluted share, related to the settlement of the retiree benefits litigation.

“I am pleased with first quarter results. We achieved a double-digit gross margin for the third consecutive quarter and now have the retiree benefits litigation behind us, which will result in annual pre-tax savings of $3.7 million,” said Joe McNeely, President and Chief Executive Officer. “As we enter a more competitive environment, we will manage our business by continuing to focus on ways to become more productive and gain operational efficiencies. We now expect to deliver between 6,000 and 6,500 railcars in 2016.”

Consolidated revenues were $148.6 million in the first quarter of 2016 compared to $92.8 million in the same quarter of 2015. The Company delivered 1,609 railcars in the first quarter of 2016, all of which were new railcars. This compares to 1,059 railcars delivered in the first quarter of 2015, which included 651 new and 408 rebuilt railcars. The Company had a diversified backlog totaling 7,735 railcars at March 31, 2016, valued at $759 million.

Consolidated operating income for the first quarter of 2016 was $19.6 million. Adjusted consolidated operating income, which excludes the gain on the settlement of the retiree benefits litigation, was $5.3 million in the first quarter of 2016 compared to an operating loss of $3.1 million in the first quarter of 2015. This increase was driven by higher gross profit, partially offset by higher selling, general and administrative expenses. Adjusted consolidated operating income is a non-GAAP financial measure. A reconciliation of adjusted consolidated operating income to consolidated operating income, the most directly comparable GAAP measure, is provided in the attached supplemental disclosure. Gross profit increased as a result of higher deliveries, a reduction in Shoals start-up costs and improved operating efficiency compared to the prior year period. Higher selling, general and administrative expenses, which increased to $10.6 million in the first quarter of 2016 from $8.8 million in the first quarter of 2015, reflected higher personnel-related expenses, including severance, and legal costs associated with the ongoing patent litigation.

Cash, cash equivalents, marketable securities and restricted cash were $96.4 million as of March 31, 2016, compared to $116.9 million as of December 31, 2015. The decrease reflected the $32.9 million settlement payment, including interest and plaintiffs’ attorneys’ fees, made in the first quarter of 2016 related to the retiree benefits litigation. Excluding the settlement payment, cash, cash equivalents, marketable securities and restricted cash increased by $12.4 million from December 31, 2015.

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The Company will host a conference call and live webcast on Tuesday, May 3, 2016 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s first quarter 2016 financial results. To participate in the conference call, please dial (800) 230-1092, Confirmation Number 392000. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 392000

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Standard Time) on May 3, 2016 until 11:59 p.m. (Eastern Daylight Time) on June 3, 2016. To access the replay, please dial (800) 475-6701. The replay pass code is 392000. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Johnstown, Pennsylvania; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2016	2015
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$70,223	$83,068
Restricted cash and restricted certificates of deposit	5,168	6,896
Marketable securities	20,989	26,951
Accounts receivable, net	18,321	39,708
Inventories, net	136,363	115,354
Other current assets	21,108	8,704

Total current assets	272,172	280,681
Property, plant and equipment, net	44,136	42,596
Railcars available for lease, net	24,544	24,729
Goodwill	21,521	21,521
Deferred income taxes, net	11,560	34,722
Other long-term assets	2,468	2,655

Total assets	$376,401	$406,904

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$41,115	$34,304
Accrued payroll and employee benefits	4,327	8,303
Accrued postretirement benefits	405	405
Reserve for workers’ compensation	4,111	4,165
Accrued warranty	9,624	9,239
Customer deposits and deferred revenue	21,276	8,615
Income taxes payable	65	4,180
Other current liabilities	3,584	3,346

Total current liabilities	84,507	72,557
Accrued pension costs	6,569	6,673
Accrued postretirement benefits, less current portion	6,043	72,497
Deferred income state and local incentives, long-term	11,658	12,190
Accrued taxes and other long-term liabilities	7,745	7,876

Total liabilities	116,522	171,793

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	92,211	93,939
Treasury stock, at cost	(15,629)	(17,516)
Accumulated other comprehensive loss	(8,025)	(21,078)
Retained earnings	191,195	179,639

Total stockholders’ equity	259,879	235,111

Total liabilities and stockholders’ equity	$376,401	$406,904

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(In thousands, except for share and per share data)
Revenues	$148,590	$92,804
Cost of sales	132,703	88,251

Gross profit	15,887	4,553
Selling, general and administrative expenses	10,598	8,843
Gain on sale of railcars available for lease	—	(1,187)
Gain on settlement of postretirement benefit plan obligation, net of plaintiffs’ attorneys’ fees	(14,306)	—

Operating income (loss)	19,595	(3,103)
Interest expense and deferred financing costs	(45)	(70)
Other income	81	52

Income (loss) before income taxes	19,631	(3,121)
Income tax provision (benefit)	6,964	(1,048)

Net income (loss)	$12,667	$(2,073)

Net income (loss) per common share – basic	$1.03	$(0.17)

Net income (loss) per common share – diluted	$1.03	$(0.17)

Weighted average common shares outstanding - basic	12,252,131	12,020,622

Weighted average common shares outstanding - Diluted	12,252,131	12,020,622

Dividends declared per common share	$0.09	$0.09

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(In thousands)
Revenues:
Manufacturing	$146,071	$85,097
Corporate and Other (1)	2,519	7,707

Consolidated revenues	$148,590	$92,804

Operating income (loss):
Manufacturing	$12,782	$1,858
Corporate and Other (1)(2)	6,813	(4,961)

Consolidated operating income (loss)	$19,595	$(3,103)

(1)	Results for the three months ended March 31, 2015 included results from the Company’s railcar repair and maintenance services business that was sold on September 30, 2015.
(2)	Results for the three months ended March 31, 2016 included a $14,306 gain on settlement of a postretirement benefit plan obligation, net of plaintiffs’ attorneys’ fees.

FreightCar America, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(In thousands)
Cash flows from operating activities
Net income (loss)	$12,667	$(2,073)
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Depreciation and amortization	2,619	2,399
Recognition of deferred income from state and local incentives	(532)	(175)
Gain on sale of railcars available for lease	—	(1,187)
Gain on settlement of postretirement benefit plan obligation	(15,606)	—
Deferred income taxes	16,149	(1,075)
Stock-based compensation recognized	229	603
Other non-cash items	334	908
Changes in operating assets and liabilities:
Accounts receivable	21,387	(3,159)
Inventories	(21,353)	(78,325)
Other assets	(3,152)	(3,323)
Accounts and contractual payables	5,431	11,274
Accrued payroll and employee benefits	(3,976)	(2,828)
Income taxes receivable/payable	(6,277)	(335)
Accrued warranty	385	(463)
Customer deposits and other liabilities	12,649	(1,393)
Payment for settlement of postretirement benefit plan obligation	(31,616)	—
Accrued pension costs and accrued postretirement benefits	(6,283)	647

Net cash flows used in operating activities	(16,945)	(78,505)

Cash flows from investing activities
Purchase of restricted certificates of deposit	(1,182)	(627)
Maturity of restricted certificates of deposit	2,910	295
Purchase of securities held to maturity	—	(5,993)
Proceeds from maturity of securities	6,000	6,000
Proceeds from sale of railcars available for lease	—	7,580
Purchases of property, plant and equipment	(2,447)	(4,308)
State and local incentives received	—	4,907

Net cash flows provided by investing activities	5,281	7,854

Cash flows from financing activities
Employee stock settlement	(70)	(116)
Cash dividends paid to stockholders	(1,111)	(1,090)

Net cash flows used in financing activities	(1,181)	(1,206)

Net decrease in cash and cash equivalents	(12,845)	(71,857)
Cash and cash equivalents at beginning of period	83,068	113,532

Cash and cash equivalents at end of period	$70,223	$41,675

FreightCar America, Inc.

Reconciliation of Non-GAAP Measures

(Unaudited)

Adjusted operating income (loss) represents the Company’s operating income (loss) adjusted to exclude the effect of the $14.3 million pre-tax gain on settlement of the retiree benefits litigation in the first quarter of 2016. Adjusted net income (loss) represents the Company’s net income (loss) adjusted to exclude the effect of the $9.2 million after-tax gain on settlement of the retiree benefits litigation in the first quarter of 2016. The Company believes that adjusted operating income (loss) and adjusted net income (loss) information is useful to investors because it allows investors to more effectively compare the Company’s financial results prior to and after the impact of the gain related to the settlement, which is unusual in nature. Adjusted operating income (loss) and adjusted net income (loss) are not financial measures presented in accordance with GAAP.

In addition, the presentation of these non-GAAP measures is intended to enhance the usefulness of the financial information by providing measures that the Company’s management uses internally to evaluate the Company’s baseline performance. Accordingly, when analyzing our operating performance, investors should not consider adjusted operating income (loss) or adjusted net income (loss) in isolation or as a substitute for operating income (loss) and net income (loss) in accordance with GAAP. Our calculation of such non-GAAP measures is not necessarily comparable to that of other similarly titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to operating income (loss) and adjusted net income (loss) to net income (loss), the most directly comparable GAAP measures, follows:

	Three Months Ended March 31,
	2016	2015
	(In thousands)
Operating income (loss), as reported	$19,595	$(3,103)
Less: Gain on settlement of retiree benefit plan obligations, net of plaintiffs’ attorneys’ fees	(14,306)	—

Adjusted operating income (loss)	$5,289	$(3,103)

Net income (loss), as reported	$12,667	$(2,073)
Less: Gain on settlement of retiree benefit plan obligations, net of plaintiffs’ attorneys’ fees	(9,231)	—

Adjusted net income (loss)	$3,436	$(2,073)